November 13, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re:   Residential Asset Mortgage Products, Inc.
                     Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-42510) Relating to Mortgage Asset-Backed Pass-Through
                     Certificates and Asset-Backed Notes

Ladies and Gentlemen:

        On behalf of Residential Asset Mortgage Products, Inc. (the "Depositor"), we have caused to be filed with you electronically under EDGAR, the captioned Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the "Amendment"). The Depositor is filing this Amendment to include mortgage loans secured by multifamily residential rental properties, which loans will be limited, together with mortgage loans secured by mixed-use properties, to not more than 10% by aggregate principal balance of any series.

        In addition, two courtesy copies of the Amendment in printed format are being forwarded to Ms. Christine Bianchine. The versions of prospectus supplement and base prospectus contained in the courtesy copies have been marked to indicate changes from Amendment No. 1 to the Registration Statement on Form S-3 as filed on August 21, 2000.

        If you have any questions concerning the Amendment, please do not hesitate to call the undersigned at (212) 506-3519.

                                            Very truly yours,

                                            /s/ Vera H. Sywenkyj

                                            Vera H. Sywenkyj